Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

     This Separation Agreement and Release of Claims (this “Release”) is made between Gary M. Parsons (“Employee”), an individual, and Sirius XM Radio Inc., XM Satellite Radio Holdings Inc., XM Satellite Radio Inc., and their subsidiaries and affiliates (collectively the “Company”). Employee and the Company are referred to together herein as the Parties.

     WHEREAS, Employee and XM Satellite Radio Holdings Inc. and XM Satellite Radio Inc. entered into an Employment Agreement dated August 6, 2004, an Amendment No. 1 to Employment Agreement dated April 4, 2007, an Amendment No. 2 to Employment Agreement dated February 27, 2008, and an Amendment No. 3 to Employment Agreement dated June 26, 2008 (collectively, the “Agreement”) setting forth certain rights and obligations of the Parties, and such Agreement is adopted herein by reference;

     WHEREAS, Employee’s employment will be terminated by Employee for Good Reason (as defined in the Agreement);

     WHEREAS, the Company will provide Employee with the benefits contained in the Agreement and establish a trust as set forth herein in exchange for this Release and Employee’s obligations contained in the Agreement;

     NOW THEREFORE, in consideration of the mutual promises and releases contained in the Agreement and this Release and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. Notwithstanding anything in the Agreement to the contrary, Employee’s employment is terminated by Employee for Good Reason effective November 12, 2009 (“Termination Date”) pursuant to Section 4.5(b) of the Agreement. On the Termination Date, Employee shall resign as a director of Sirius XM Radio Inc., Canadian Satellite Radio Holdings Inc. and such other subsidiaries and affiliates of the Company as the Company shall request.

     2. The Company will provide Employee with separation pay and other post-termination benefits pursuant to the Agreement, and abide by its obligations provided therein. Notwithstanding the foregoing, the payments of separation pay and post-termination benefits shall be paid as follows:

     (a) Within ten (10) days after the Effective Date (as defined below), the Company shall establish and fund a rabbi trust (the “Trust”), as set forth in the attachment to this Release as Exhibit A. The Company shall fund the Trust with the amounts provided in Sections 4.5(d)(i) and (iii) of the Agreement, at the time set forth in the Agreement, and bear the administrative costs incurred in management of the Trust. The Trust funds, including any interest and/or dividends realized by the Trust principal, less legally required and authorized deductions, shall be disbursed to Employee on the first business day after the six-month anniversary of the

Termination Date pursuant to Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (or upon Employee’s death, if earlier).

     (b) All other portions of the post-termination benefits in Section 4.5 and all outstanding expenses will be paid or provided as described in the Agreement.

     (c) The Employee does not receive any health, medical, dental or similar benefits from the Company. In accordance with Section 4.5(d)(ii) of the Agreement no health, medical, dental or similar benefits will be provided to the Employee.

     (d) In accordance with Section 4.5(e) of the Agreement, notwithstanding anything to the contrary in the equity plans or the applicable award agreement, all options and restricted stock that have been granted to the Employee shall immediately vest upon the Termination Date, the Employee shall be entitled to exercise all options to acquire Sirius XM common stock for eighteen months following the Termination Date (but not beyond the termination date contained in any stock option), and any other restrictions on the sale of Sirius XM securities shall lapse.

     3. This Release shall be interpreted in a manner consistent with the Parties’ intention that payments and benefits under this Release qualify for exemption from, or comply with the requirements of, Section 409A of the Code. Except as otherwise specifically provided in Section 4.5(f) of the Agreement (relating to Gross-Up Payments), Employee shall be solely responsible for the tax consequences of payments and benefits under this Release and the Agreement. Employee represents that Employee has consulted with tax advisors Employee deems advisable in connection with the Agreement and this Release and that Employee is not relying on the Company or its employees, officers, directors, attorneys or accountants for any tax advice.

     4. In consideration thereof, and as a material condition for receipt of these benefits, Employee agrees to abide by the terms of the Agreement, including Article 5 (regarding confidentiality, unfair competition and non-solicitation) and Section 7.9 (regarding additional obligations) of the Agreement.

     5. In further consideration thereof, Employee, for himself or herself, his or her heirs, executors, administrators, representatives and assigns, releases and forever discharges the Company and its owners, officers, directors, agents, and employees, assigns and successors from each and every claim, demand, liability, suit, proceeding, action, cause of action, damage, penalty, expense, cost, attorneys’ fees or compensation awarded by any administrative or governmental entity, whether contingent or matured, pursuant to Federal, state, or District of Columbia, or other local statue or common law, based upon events occurring before Employee’s execution of this Release, whether these events are now known or unknown, including but not limited to claims relating to local, state, or Federal anti-employment discrimination statutes, including Title VII of the Civil Rights Act of 1964, as amended, § 2000e et seq., and the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., the Fair Labor Standards Act and the Americans with Disabilities Act. Employee does not waive or release his or her right to file an administrative charge of discrimination under any applicable statute, but expressly waives the right to receive any monetary damages or benefit from such charges. With respect to this Release, Employee agrees and understands that Employee is and will be specifically releasing all claims related to his or her employment with and separation from the

Company on the Termination Date, including but not limited to, claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”). Employee understands that he is not releasing or waiving any ADEA claims that may arise after this Release is executed. Employee acknowledges that he or she has read and understands the foregoing Release and executes it voluntarily and without coercion.

     The following claims are excluded from the Release: (i) any obligation of the Company pursuant to this Release; (ii) indemnification rights, if any, pursuant to any written agreement with, or the certificate of incorporation or bylaws of, XM Satellite Radio Holdings Inc. or XM Satellite Radio Inc., and any rights under applicable policies providing for Directors’ and Officers’ liability insurance which Sirius XM Radio Inc., XM Satellite Radio Holdings Inc. or XM Satellite Radio Inc. may have purchased covering Employee and relating to or arising out of Employee’s employment with the Company or its affiliates; (iii) any vested rights to any benefit to which Employee is entitled under any tax-qualified pension plan of the Company or its affiliates, or under any equity plan or grant agreement of the Company, each in accordance with their respective terms, or COBRA continuation coverage or any similar benefits required to be provided by statute; (iv) reimbursement to Employee of any excise taxes imposed under Code section 4999 and such additional amounts as may be necessary to place Employee in a financial position he would have been had such taxes not been imposed as provided in Section 4.5(f) of the Agreement; or (v) unspecified claims which arise after the execution of this Release.

     Employee further acknowledges that he has been advised to consult with an attorney prior to executing this Release, and that Employee has been given a period of forty-five (45) days within which to consider and execute this Release, but that Employee may voluntarily choose to execute this Release earlier. Employee understands that he has seven (7) days following Employee’s execution of this Release to revoke it in writing. If not revoked earlier, this Release will be effective on November 20, 2009, the eighth day after it is executed (the “Effective Date”). For such revocation to be effective, notice must be received by the Company’s Human Resources department, 1500 Eckington Place, N.E., Washington, D.C. 20002, no later than 11:59 p.m. on the seventh calendar day after the date on which Employee signed this Release.

     6. The Agreement and this Release constitute the entire agreement between Employee and the Company with respect to Employee’s separation from employment and separation pay and other benefits, and it supersedes any other discussions, negotiations, commitments or understandings, whether written or oral, related thereto. This Release may not be altered, modified or amended except in writing and signed by Sirius XM Radio Inc.’s CEO and Employee. This Release is binding upon and shall inure to the benefit of Employee and the Company and their respective successors, assigns and heirs (including, without limitation, any surviving or succeeding persons or entities resulting from a merger, stock sale, sale of assets or other change of control involving the Company). The failure of the Company at any time to require performance of any of Employee’s obligations under Article 5 of the Agreement shall in no manner affect its right to enforce the same at a later date. No waiver by the Company of any condition or breach of the Agreement or this Release shall be deemed to be or construed as a continuing waiver of any such condition or breach.

     7. The Parties acknowledge that this Release is a settlement of disputed potential claims and is not an admission of liability or of the accuracy of any alleged fact or claim. The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of Employee. The Parties expressly agree that this Release shall not be construed as an admission of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.

     8. Should any provision of the Agreement or this Release be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of the Agreement or this Release.

     9. Except as otherwise specifically set forth in this Release, all provisions of the Agreement shall continue in full force and effect.

     By signing this Release, Employee understands that this is a GENERAL RELEASE and that Employee will receive good and sufficient consideration in the form of benefits under the Agreement and the establishment of the Trust.

Dated: November 12, 2009		/s/ Gary M. Parsons

Gary M. Parsons

SIRIUS XM RADIO INC.

Dated: November 12, 2009	By:	/s/ Patrick Donnelly
Patrick Donnelly
Executive Vice President,
General Counsel and Secretary

XM SATELLITE RADIO HOLDINGS INC.

Dated: November 12, 2009	By:	/s/ Patrick Donnelly
Patrick Donnelly
Secretary

XM SATELLITE RADIO INC.

Dated: November 12, 2009	By:	/s/ Patrick Donnelly
Patrick Donnelly
Secretary

EXHIBIT A

TRUST

     THIS AGREEMENT, made this ___th day of November, 2009 by and between Sirius XM Radio Inc. (“Company”) and Morgan Stanley Trust, N.A. (“Trustee”);

     WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Executive (as defined below) and his beneficiaries in such manner and at such times as specified in Sections 4.5(d)(i) and 4.5(d)(iii) of the employment agreement by and between Gary M. Parsons (“Executive”) and XM Satellite Radio Holdings Inc. and XM Satellite Radio Inc. dated August 6, 2004, as amended by an Amendment No. 1 to Employment Agreement dated April 4, 2007, an Amendment No. 2 to Employment Agreement dated February 27, 2008, and an Amendment No. 3 to Employment Agreement dated June 26, 2008 (collectively, the “Agreement”):

     WHEREAS, it is the intention of the parties that this Trust shall not cause the Agreement to be treated as other than an unfunded arrangement maintained for the purpose of providing deferred compensation for Executive, a highly compensated employee, for purposes of Title I of the Employee Retirement Income Security Act of 1974;

     WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Agreement;

     NOW, THEREFORE, THE PARTIES DO HEREBY ESTABLISH THE TRUST AND AGREE THAT THE TRUST SHALL BE COMPRISED, HELD AND DISPOSED OF AS FOLLOWS:

Section 1. Establishment Of Trust

     (a) Company hereby deposits with Trustee in trust $2,622,699 (the “Trust Amount”), which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement, subject to Section 1l(b).

     (b) The Trust shall be irrevocable.

     (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

     (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes as herein set forth. Executive and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Agreement and this Trust Agreement shall be mere unsecured contractual rights of Executive and his beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of

Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

     (e) The Company may at any time, or from time to time, make additional deposits of cash or other property acceptable to Trustee in the Trust to augment the Trust Amount to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

Section 2. Payments to Executive and His Beneficiaries

     (a) On May 13, 2010 (or upon Executive’s death, if earlier), Trustee shall pay to Executive the Trust Amount plus interest and/or dividends earned pursuant to Section 2(c) on such Trust Amount and less applicable withholding as set forth in this Section 2(a). Prior to such date, the Company shall advise Trustee, and Trustee shall remit to the Company an amount required to be withheld with respect to the payment of benefits pursuant to the terms of this Agreement for reporting and withholding of any federal, state or local taxes that may be required. The Company shall pay amounts so remitted by Trustee to the appropriate taxing authorities as well as making any required reporting of such withholding and payment.

     (b) Company may make payment of benefits directly to Executive or his beneficiaries as they become due under the terms of the Agreement. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Executive or his beneficiaries and, in the event of such a notification, Trustee shall not make such a payment.

     (c) Prior to May 13, 2010 (or Executive’s death, if earlier), Trustee shall invest the Trust Amount in money markets or other risk-free investments, and Executive shall be entitled to all interest earned on the Trust Amount from the effective date of this Agreement through May 13, 2010 (or Executive’s death, if earlier). Specifically, the Trustee is authorized:

     (i) to invest assets of the Trust in mutual funds for which affiliates of the Trustee act as investment advisor or investment manager, principal underwriter and/or distributor and/or for which the Trustee and/or its affiliates provide services. It is specifically acknowledged that the Trustee and its affiliates receive compensation from such affiliated mutual funds and the receipt of such compensation by the Trustee and its affiliates in addition to the trustee’s fees is specifically authorized.

     (ii) to delegate investment management functions to an affiliate of the Trustee and it is specifically acknowledged that the Trustee shall compensate such affiliate for such services from its Trustee’s fees.

     (iii) to execute securities transactions without providing written contemporaneous confirmation thereof to any beneficiary and to execute securities transactions through any broker/dealer, including an affiliate of Trustee. Confirmation of such transactions shall be included in the periodic trust statement.

     (iv) to divide or distribute principal in kind or in money, or partly in each, or by way of undivided interests, pro rata or non-pro rata, in such manner as Trustee shall deem advisable.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent

     (a) Trustee shall cease payment of benefits to Executive and his beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     (b) At all times during the continuance of this Trust, as provided in Section l(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below:

          (1) The Board of Directors of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Executive or his beneficiaries.

          (2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

          (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Executive or his beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Executive or his beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Agreement or otherwise.

          (4) Trustee shall resume the payment of benefits to Executive or his beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

Section 4. Investment Authority

     All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Executive. Trustee shall hold the assets of the Trust in cash or in such risk-free investment vehicle as Trustee shall select, including mutual funds for which affiliates of the Trustee act as investment advisor or investment manager, as set forth in Section 2(c) above.

Section 5. Disposition of Income

     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 6. Accounting by Trustee

     Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within forty five (45) days following the close of each calendar quarter and within forty-five (45) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding quarter to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such quarter or as of the date of such removal or resignation, as the case may be.

Section 7. Responsibilities of Trustee

     (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company that is contemplated by, and in conformity with, the terms of the Agreement or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s reasonable costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

     (c) Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder.

     (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

     (e) Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

     (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701 -2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 8. Compensation and Expenses of Trustee

     Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust. Trustee’s fees will be determined in accordance with the Schedule of Fees attached hereto.

Section 9. Resignation and Removal of Trustee

     (a) Trustee may resign at any time by written notice to Company, which shall be effective thirty (30) days after receipt of such notice unless Company and Trustee agree otherwise.

     (b) Trustee may be removed by Company on thirty (30) days notice or upon shorter notice accepted by Trustee.

     (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within thirty (30) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

     (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 10. Appointment of Successor

     (a) If Trustee resigns or is removed in accordance with Section 9(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

     (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 6 and 7 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 11. Amendment or Termination

     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Agreement or shall make the Trust revocable after it has become irrevocable in accordance with Section l(b) hereof.

     (b) The Trust shall not terminate until the date on which Executive and his beneficiaries are no longer entitled to benefits pursuant to the terms of the Agreement, at which time the Trust shall terminate. Company shall provide Trustee with notice that Executive and his beneficiaries are no longer entitled to benefits pursuant to the terms of the Agreement, and Trustee shall be entitled to rely on such notice. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

Section 12. Miscellaneous

     (a) The Company shall designate those persons authorized by it to give instructions to the Trustee on behalf of the Company. Such persons shall be designated in a Certificate of Authorized Persons which contains a specimen signature of each such person. A copy of the initial Certificate of Authorized Persons is attached hereto. Company agrees to furnish to the Trustee a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, the Trustee shall be fully protected in acting upon the instructions of such present Authorized Persons.

     (b) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (c) Benefits payable to Executive and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     (d) This Trust Agreement shall be governed by and construed in accordance with the laws of the District of Columbia.

Section 13. Effective Date

     The effective date of this Trust Agreement shall be November __, 2009.

[signature pages follow]

     IN WITNESS WHEREOF, Patrick Donnelly, on behalf of Company, has signed this instrument.

Witnesses:

SIRIUS XM RADIO INC.
By:
Patrick Donnelly
Executive Vice President, General
Counsel and Secretary

CITY OF NEW YORK	)
)
STATE OF NEW YORK	)

     SUBSCRIBED and SWORN TO before me by Patrick Donnelly, on behalf of Company, and by_________________________ and _________________________, the witnesses, who are personally known to me or who produced_________________________ as identification, on November __, 2009.

_______________________________________
Notary Public
My Commission Expires

     IN WITNESS WHEREOF, _________________________, on behalf of Trustee, has signed this instrument.

Witnesses:
Morgan Stanley Trust, NA
By:
Name:
Title:

CITY OF NEW YORK	)
)
STATE OF NEW YORK	)

     SUBSCRIBED and SWORN TO before me by _________________________, on behalf of Company, and by _________________________ and _________________________, the witnesses, who are personally known to me or who produced _________________________ as identification, on _________________________, 2009.

_______________________________________
Notary Public
My Commission Expires

SCHEDULE OF FEES

     For its services as Trustee of this Trust, Morgan Stanley Trust, N.A. shall receive a onetime fee of $5,000.

RE:	Sirius XM Radio Inc. Trust Account (Gary Parsons)

ACCT. #

DATE:

     Any one (1) of the following two (2) individuals is duly authorized by the Company to act in all respects with respect to the above-named account:

	NAME	TITLE	SIGNATURE

1.	Patrick L. Donnelly	Executive Vice President & General Counsel

2.	William Prip	Senior Vice President & Treasurer